Flexsteel Announces Changes to Board of Directors

Dubuque, Iowa – October 4, 2022 – Flexsteel Industries, Inc. (NASDAQ:FLXS)  (“Flexsteel” or the “Company”), one of the largest manufacturers, importers and marketers of residential furniture products in the United States, announced today that Jeanne McGovern, a 40-year audit and advisory veteran, has been elected to the board effective September 30, 2022.  Ms. McGovern will also serve on the Board’s Audit & Ethics Committee.  The Company also announced that long-time board member Eric S. Rangen has declared his plan to retire following the December 2022 board meeting.

“I’m honored to welcome Jeanne to our board of directors,” said Chairman Thomas M. Levine.  “Her expertise in mergers and acquisitions, corporate governance, strategic business model transformation, financing transactions, and other risks facing multinational companies will be invaluable as we execute our plan to better serve our customers, generate profitable growth, and improve shareholder returns.” He continued, “Jeanne’s background and experience gives us confidence that she will be a great addition to our board.”

Flexsteel CEO Jerry Dittmer added, “I am excited to have Jeanne join the Flexsteel Board of Directors. She has a distinct set of skills and experiences that will help us continue executing a winning strategy to accelerate the potential of Flexsteel. Her background and experience in corporate governance will be a valuable asset to our board. I’m looking forward to her guidance and working closely with her.”

“Flexsteel has been fortunate to have a director of the caliber of Eric Rangen,” said Chairman Levine. “His extensive background in accounting, finance, corporate governance, operations and human resources, and his global vision, have been great assets for Flexsteel. We have valued his leadership and insights over the past twenty years.” Levine concluded, “We will miss his guidance and counsel, but we owe him our gratitude for the significant contributions he has made to the Company.”

Mr. Rangen, President and Chairman of LTC Reinsurance PCC, a protected cell captive insurance company, joined the Flexsteel board of directors in June 2002. He served as Chair of the Audit & Ethics Committee for eight years, and as a member of same from December 2019 to present. He was Board Chair from December 2016 to December 2018 and has served on the Compensation Committee. “I’ve enjoyed serving on Flexsteel’s board. My retirement is not a result of any concerns I have with the board or management, but rather to shift my focus to my family and other personal interests. I’m confident Flexsteel has the right skillsets in place to support the Company’s growth strategy and shareholder value creation.”

385 Bell Street	T 563.556.7730	flexsteel.com
Dubuque, IA 52001

Professional Background of Jeanne McGovern

Ms. McGovern is a retired partner of Deloitte & Touche LLP, an international firm that provides audit, consulting, financial advisory, risk management, and tax services.  During her tenure from 1980 to 2020, she had leadership responsibilities over audits of global companies in a wide range of industries and demonstrated expertise in financial reporting and internal controls.  She also has significant experience with strategic acquisitions and divestitures, initial public offerings, and debt financing and refinancing transactions. Ms. McGovern is a director and chair of the audit committee and member of the nominating and corporate governance committee of Huntsman Corporation, a Fortune 500 specialty chemical manufacturer headquartered in Houston, Texas. Ms. McGovern has also served on several not-for profit boards. Ms. McGovern has a BA in Accounting from Syracuse University. She is a member of the American Institute of Certified Public Accounting and the Washington Society of Certified Public Accountants and is a Certified Public Accountant in Massachusetts and Washington.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its         e-commerce channel and direct sales force.

For more information, visit our website at http://www.flexsteel.com.

INVESTOR CONTACT:

Alejandro Huerta, Flexsteel Industries 563.585.8126

investors@flexsteel.com